                                                                     Exhibit 4.4

                          Stock Restriction Agreement
                                   Amendment
                                   ---------

     Agreement dated as of _____, 1996 by and between SeaChange
International, Inc. (the "Company") and ___________________________ (the
"Stockholder").

     WHEREAS, the Company and the Stockholder are parties to a Stock Restriction Agreement dated as of __________ (the "Stock Restriction Agreement"); and

     WHEREAS, the Company and the Stockholder desire to amend the Stock Restriction Agreement;

     NOW, THEREFORE, for good and sufficient consideration, receipt of which is hereby acknowledged, the parties hereby agree as follows:

     1. Section 3(b)(i) of the Stock Restriction Agreement is hereby amended and restated to read in its entirety as follows:

     "(i) the Stockholder shall for any reason other than death, such reasons to include, without limitation, disability or involuntary removal with or without cause, cease to maintain a Business Relationship with the Company;"

     2. Section 3(e) is hereby added to the Stock Restriction Agreement, and shall read in its entirety as follows:

     "(e) Notwithstanding anything herein to the contrary, in the event of the death of the Stockholder at any time prior to the occurrence of an event specified in Section 3(b) hereof, all of the Shares shall be deemed "Vested Shares.""

     3. Section 8 of the Stock Restriction Agreement is hereby amended and restated to read in its entirety as follows:

     "8.   Term.  This Agreement shall terminate on the earlier of (i) the date
           ----
           on which either (A) all of the shares have become Vested Shares in accordance with Section 3 hereof or (B) the date on which (x) no additional shares can become Vested Shares and (y) any rights of the Company to repurchase Unvested Shares pursuant to Section 3(b) hereof shall have been exercised (and such repurchase completed) or shall have expired, whichever of (A) or (B) occurs first, or (ii) the tenth anniversary of the date of this Agreement, provided, however, that notwithstanding any such termination, the provisions of Sections 4 and 6 hereof shall continue until (and shall terminate) immediately prior to the consummation of the first firm commitment underwritten public offering of equity securities of the Company pursuant to a registration statement on Form S-1 (or its then equivalent) under the Securities Act of 1933, as amended.

     4. Except as amended hereby, the Stock Restriction Agreement remains in full force and effect.

     IN WITNESS WHEREOF, this Agreement has been executed as of the date and year first above written.

                         COMPANY:

                         SEACHANGE INTERNATIONAL, INC.

                         By:  ______________________________

                         STOCKHOLDER:

                         By:  _______________________________
                              [Name]